Exhibit 5.1

May 21, 2018

Genprex, Inc.

1701 Trinity Street

Suite 3.322

Austin, TX 78705

Re:	Registration Statement on Form S-1

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing with the Securities and Exchange Commission (the “Commission”), by Genprex, Inc., a Delaware corporation (the “Company”), of a Registration Statement on Form S-1 (the “Registration Statement”), including a related prospectus to be filed with the Commission pursuant to Rule 424(b) of Regulation C (the “Prospectus”) under the Securities Act of 1933, as amended, relating to the resale from time to time by the selling stockholders named in the Registration Statement (the “Selling Stockholders”) of up to 4,636,680 shares of the Company’s common stock, $0.001 par value per share (the “Shares”), in the manner set forth in the Registration Statement. The Shares consist of up to 2,352,940 shares of common stock and up to 2,283,740 shares of common stock (the “Warrant Shares”) issuable upon the exercise of outstanding warrants of the Company (the “Warrants”), as described in the Registration Statement.

In connection with this opinion, we have examined and relied upon the Registration Statement and related Prospectus; the Company’s certificate of incorporation, as amended and restated to date; the Company’s Bylaws as in effect on the date hereof; the Warrants; and certain resolutions and minutes of meetings of the Board of Directors of the Company relating to the issuance of the Warrants, the Shares and the Registration Statement. We have considered such matters of law and of fact, including the examination of originals or copies, certified or otherwise identified to our satisfaction, of such records, documents, certificates, and other instruments of the Company, certificates of officers, directors and representatives of the Company, certificates of public officials, and such other documents as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. As to matters of fact material to our opinions, we have relied, without independent verification, on certificates and other inquiries of officers of the Company. We have assumed without investigation the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof, the accuracy and completeness of all records made available to us by the Company, and that all offers and sales of the Shares will be made in compliance with the securities laws of the states having jurisdiction thereof. We have also assumed that (i) the Registration Statement and any amendments thereto (including post-effective amendments) have become effective and will continue to be effective at the time of the resale of any Shares, (ii) if necessary, a prospectus supplement will have been prepared and filed with the Commission describing any Shares offered thereby or any Selling Stockholders, (iii) all Shares will be sold in the manner stated in the Registration Statement and, if necessary, the applicable prospectus supplement, (iv) at the time of the offering, there will not have occurred any changes in the law affecting the authorization, execution, delivery, validity or enforceability of the Shares, and (v) with regard to the Warrant Shares, we have assumed that at the time of issuance of the Warrant Shares, a sufficient number of shares of the Company’s common stock are authorized and available for such issuance.

The opinions set forth in this letter are limited solely to the federal laws of the United States of America and the State of Texas, and we express no opinion as to the laws of any other jurisdiction.

Based upon the foregoing, and in reliance thereon, we are of the opinion that the Shares have been duly authorized and when the Warrant Shares are issued upon exercise of the Warrants in accordance with the terms of the Warrants, upon receipt of the consideration contemplated thereby, such Shares will be validly issued, fully paid and nonassessable.

The opinions expressed in this opinion letter are as of the date of this opinion letter only and as to laws covered hereby only as they are in effect on that date, and we assume no obligation to update or supplement such opinion to reflect any facts or circumstances that may come to our attention after that date or any changes in law that may occur or become effective after that date. The opinions herein are limited to the matters expressly set forth in this opinion letter, and no opinion or representation is given or may be inferred beyond the opinions expressly set forth in this opinion letter.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference made to this firm in the Registration Statement under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are “experts” within the meaning of such term used in the Securities Act or the rules and regulations of the Commission issued thereunder with respect to any part of the Registration Statement, including this opinion as an exhibit or otherwise. This opinion may be used only in connection with the offer and sale of the Shares while the Registration Statement is effective.

Sincerely,

/s/ Streusand, Landon, Ozburn & Lemmon, LLP

STREUSAND, LANDON, OZBURN & LEMMON, LLP